Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated June 27, 2007 (the “Effective Date”) by and between Heartland, Inc., a Maryland corporation (the “Company”), and Terry Lee, an individual (the “Executive”).

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1.           Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1           Duties and Responsibilities. Executive shall serve as Chief Executive Officer.  In addition, Executive shall be appointed to the Board of Directors (the “Board”) of the Company and shall serve as the Chairman of the Board.  During the Employment Term (as defined below), Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company’s Board of Directors from time to time.  The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered.

1.2           Employment Term.  The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue for five (5) years, unless earlier terminated in accordance with Section 4 hereof.  The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the “Employment Term,” such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective “Employment Term” as that term is defined below.  The period commencing as of the Effective Date and ending five (5) years thereafter or such later date to which the term of Executive’s employment under the Agreement shall have been extended by mutual written agreement is referred to herein as the “Employment Term.”

1.3           Extent of Service.  During the Employment Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote substantially all Executive’s business time, attention and energy thereto.

1.4           Base Salary.  The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $120,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly).  The Base Salary shall be subject to all state, federal and local payroll tax withholding and any other withholdings required by law.

1.5           Shares of Common Stock.  The Company shall issue Executive 1,000,000 shares of common stock of the Company that shall be issued within five (5) days of the Effective Date. Such shares shall be restricted and affixed with a restrictive legend.

1.6           Options.  The Company’s Board will make an initial grant of options to the Executive as follows:

(a)           a five year option, in the form attached hereto as Exhibit A (the “Option”), to purchase up to 1,822,505 additional shares of common stock at an exercise price of $0.33 per share, which shall be exercisable on a cashless basis and vest quarterly on a pro-rata basis over a period of five years commencing on the date hereof (the “Vesting Schedule”).  In the event that the Executive is terminated for Cause (as defined below), upon death or disability as set forth in Section 4.2 of this Agreement or the Executive terminates the Agreement pursuant to Section 4.4 of this Agreement, then the Option shall terminate and all shares of common stock that have not vested shall be immediately cancelled without any further action of the Company.  All shares issued upon exercise of the Option shall be affixed with a legend stating that they are restricted; and

(b)           The option agreement will contain a provision that in the event there shall have been a Change in Control (as defined below) of the Company while the Executive is an employee of the Company and the Executive’s employment by the Company thereafter shall have been terminated by the Company (the “Termination Date”) or by the Executive for Good Reason (as defined below), within two years of the date upon which the Change in Control shall have occurred, unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the Executive’s Retirement (termination in accordance with the Company’s retirement plan applicable to its employees or in accordance with any other retirement arrangements which have been entered into with the Executive) or (iv) the Executive’s termination for Cause, all unvested stock options shall immediately and irrevocably vest and the exercise period of such options shall be automatically extended to the later of the longest period permitted by the Company’s stock option plans or ten years following the Termination Date.  For purposes of the option agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or any employee benefit plan sponsored by the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.  “Good Reason” shall mean any of the following events unless it occurs with the Executive’s express prior written consent:

(i)
any assignment to the Executive by the Company of any duties inconsistent with, or any diminution of, the Executive’s position, duties, titles, offices, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions or offices, except in connection with the termination of the Executive’s employment for Disability, Retirement or Cause or as a result of the Executive’s death;

(ii)
any reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of the Agreement or the Company’s failure to increase (within 15 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control of the Company in an amount which is at least equal, on a percentage basis, to the average percentage increase in base salary for all officers of the Company effected during the preceding 12 months;

(iii)
any failure by the Company to continue in effect any benefit or incentive plan or arrangement (including, without limitation, the Company’s Retirement Plan, Stock Option Plan for Key Employees, Employee Stock Purchase Plan, 401(k) Savings Plan, group life insurance plan, medical, dental accident and disability insurance plans, annual bonus and contingent bonus arrangement, and any plan or arrangement to receive and exercise stock appreciation rights, or to acquire stock or other securities of the Company) in which the Executive is participating at the time of a Change in Control of the Company (or to substitute and continue other plans providing the Executive with substantially similar benefits) hereinafter referred to as “Benefit Plans”), the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material employee benefit enjoyed by the Executive at the time of a Change in Control of the Company, or any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the vacation policies in effect at the time of a Change of Control of the Company;

(iv)	a substantial increase in business travel obligations of the Executive over such obligations as they existed at the time of a Change in Control of the Company;

(v)	any material breach by the Company of any provision of the stock option agreement;

(vi)	any failure by the Company to obtain the assumption of the stock option agreement by any successor or assign of the Company; or

(vii)
any purported termination of the Executive’s employment after a Change in Control which is not effected pursuant to a Company Notice of Termination and, for purposes of the stock option agreement, no such purported termination shall be effective.  For purposes of the stock option agreement, a “Company Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(c)           the Board or any committee appointed by the Board in exercising its unrestricted discretion may grant such additional options to the Executive each year of the Employment Term as it deems appropriate.

1.8           Other Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the “Benefit Coverages”), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance.  Executive shall be provided office space and staff assistance appropriate for Executive’s position and adequate for the performance of her duties.

1.9           Reimbursement of Expenses; Vacation; Sick Days and Personal Days.  Executive shall be provided with reimbursement of expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group.  Executive shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level executives, but not less than three (3) weeks of vacation per calendar year, provided Executive shall not utilize more than ten (10) consecutive business days without the express consent of the Chief Executive Officer.  Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term.  Executive shall be entitled to no more than an aggregate of ten (10) sick days and personal days per calendar year.

1.10           No Other Compensation.  Except as expressly provided in Sections 1.4 through 1.9, Executive shall not be entitled to any other compensation or benefits.

2.           Confidential Information.  Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses,  financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.  All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company.  Except as required in the performance of Executive’s duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Upon termination of Executive’s employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.

3.           Non-Competition; Non-Solicitation.

3.1           Non-Compete.  The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area.  For the purpose of this Section 3.1, (i) “Competing Business” means any company or entity (whether or not organized for profit) that is engaged in the business of the Company as described in the Company’s Form 10KSB for the year ended December 31, 2006 as filed with the Securities and Exchange Commission (ii) “Covered Area” means all geographical areas of the United States.  Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

3.2           Non-Solicitation.  The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.3           Remedies.  The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein.  Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4.           Termination.

4.1           By Company.  The Company, by action of the Board, may, in its discretion and at its option, terminate the Executive’s employment with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement.  In the event the Company desires to terminate the Executive’s employment without Cause, the Company shall give the Executive not less than sixty (60) days advance written notice.  Termination of Executive’s employment hereunder shall be deemed to be “for Cause” in the event that Executive violates any provisions of this Agreement, is guilty of any criminal act other than minor traffic violations, is guilty of willful misconduct or gross neglect, or gross dereliction of his duties hereunder or refuses to perform his duties hereunder after notice of such refusal to perform such duties or directions given to Executive by the Board.

4.2           By Executive’s Death or Disability.  This Agreement shall also be terminated upon the Executive’s death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than twelve (12) months, and the Executive is unable to perform his usual and essential duties for the Company.

4.3           Compensation on Termination.  In the event the Company terminates Executive’s employment with Cause, all payments under this Agreement shall cease, except for Base Salary to the extent already accrued.  In the event of termination by reason of Executive’s death and/or permanent disability, Executive or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Executive’s Base Salary accrued through the date of termination and for an additional one year period, plus a pro rata share of any annual bonus to which Executive would otherwise be entitled for the year which death or permanent disability occurs.  Upon termination of Executive without Cause, the Executive shall receive, in full settlement of any claims Executive may have related to his employment by the Company, Base Salary for a period of one year from the date of termination, provided Executive is in full compliance with the provisions of Sections 2 and 3 of this Agreement; provided, however, Executive shall not be entitled to receive any other compensation under Section 1 of this Agreement.

5.           General Provisions.

5.1           Modification: No Waiver.  No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto.  Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement.  The exercise by any party of any of its rights or any of its elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2           Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

                                If to the Company, to:                                                                                                                                                          Heartland, Inc.
                                                                                                                                                                982A Airport Road
                                                                                                                                                                Destin, Florida 32541

                                 If to Executive, to:                                                                                                                                                               Terry Lee
                                                                                                                                                                P.O. Box 2580
                                                                                                                                                               Middleboro, KY 40965

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.3           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.4           Further Assurances.  Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.5           Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6           Successors and Assigns.  Executive may not assign this Agreement without the prior written consent of the Company.  The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.  The Company’s subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

5.7           Entire Agreement.  This Agreement supersedes all prior agreements and understandings between the parties, oral or written.  No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8           Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument.  This Agreement may be executed by facsimile with original signatures to follow.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

                                                                                                                                            HEARTLAND, INC.

                                                                                                                                           By:  /s/Trent Sommerville
                                                                                                                                           Name: Trent Sommerville
                                                                                                                                           Title: Chief Executive Officer

 /s/Terry Lee
Terry Lee